Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

CERUS CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2011 RESULTS

CONCORD, CA, February 28, 2012—Cerus Corporation (NASDAQ: CERS) today announced financial results for the fourth quarter and year ended December 31, 2011.

Fourth quarter 2011 results:

•	Total revenue of $10.4 million, a 61% increase from the fourth quarter of 2010;

•	Product revenue of $9.9 million, a 66% increase from the fourth quarter of 2010;

•	Operating expenses of $7.6 million compared to $7.4 million incurred during the fourth quarter of 2010.

Full Year 2011 results:

•	Total revenue of $33.0 million, a 43% increase from 2010;

•	Product revenue of $30.6 million, a 41% increase from 2010;

•	Operating expenses of $30.4 million compared to $27.0 million during 2010;

•	Cash of $25.8 million at December 31, 2011 compared to $30.0 million at December 31, 2010.

“2011 was our highest revenue year to date, driven by almost 40% growth in disposable kit demand year over year,” said William ‘Obi’ Greenman, president and chief executive officer of Cerus Corporation. “We expect product revenue will continue to grow in 2012, with anticipated product revenue in the range of $34 million to $36 million. This represents growth of approximately 11-18% in U.S. dollars, or 20-25% when comparing revenue in constant currency.”

Revenues

Total revenue for the fourth quarter of 2011 was $10.4 million, up from $6.5 million recognized during the fourth quarter of 2010. Product revenue was $9.9 million during the fourth quarter of 2011, representing an increase of $3.9 million, from $6.0 million recognized during the fourth quarter of 2010. The increase in product revenue during the fourth quarter of 2011 from the fourth quarter of 2010 was driven by a 49% increase in demand for INTERCEPT disposable kits and the December 2011 tender awarded to us for illumination devices in Russia. Government grant revenue in support for the development of the red blood cell system was $0.5 million during both the fourth quarters of 2011 and 2010.

Total revenue for the year ended December 31, 2011 was $33.0 million, up from $23.1 million recognized during the year ended December 31, 2010. The increase in revenue in 2011 from 2010 was primarily due to a 38% increase in demand for INTERCEPT disposable kits. Product revenue for the year ended December 31, 2011 was $30.6 million, up from $21.7 million during the year ended December 31, 2010. Government grant revenue for the year ended December 31, 2011 was $2.4 million, up from $1.4 million in government grant revenue recognized during the year ended December 31, 2010.

Gross Margins

Gross margins for the fourth quarter of 2011 were 40% compared to 44% for the fourth quarter of 2010. Gross margins for the year ended December 31, 2011 were 44% compared to 48% during the same period in 2010. 2011 gross margins were impacted by certain costs recorded directly to cost of product revenue as a result of contractual obligations and higher scrap rates for certain components.

Operating Expenses

Total operating expenses for the fourth quarter of 2011 were $7.6 million, compared to $7.4 million for the fourth quarter of 2010. Operating expenses for the year ended December 31, 2011 were $30.4 million, compared to $27.0 million during the same period in 2010. The increase in operating expenses was largely driven by increased research and development costs associated with the INTERCEPT Blood System for red blood cells incurred throughout 2011 compared to 2010.

Net Loss

Net loss for the fourth quarter of 2011 was $7.7 million, or $0.16 per share, compared to a net loss of $2.4 million, or $0.06 per share, for the fourth quarter of 2010. In addition to the difference in revenues, margins and operating expenses between the two periods, the change in net loss was affected by a fourth quarter 2011 non-cash loss of $3.3 million compared to a fourth quarter 2010 non-cash gain of $2.4 million, based on the mark-to-market adjustments of Cerus’ outstanding warrants. Net loss for the year ended December 31, 2011 was $17.0 million, or $0.35 per share, compared to a net loss of $16.9 million, or $0.42 per share, for the year ended December 31, 2010.

Cash and Investments

At December 31, 2011, the Company had cash, cash equivalents and short-term investments of $25.8 million, down from $30.0 million at December 31, 2010 and up from $15.2 million at September 30, 2011. During the fourth quarter of 2011, the Company sold common stock under its At-the-Market (“ATM”) sales agreement for net proceeds of $9.7 million and drew down $2.3 million on its revolving line of credit facility with Comerica Bank. Since December 31, 2011, the Company has raised an additional $9.1 million of net proceeds under the ATM sales agreement, substantially exhausting the $20 million facility.

RECENT HIGHLIGHTS:

•	2011 revenue growth of 43% from 2010;

•	INTERCEPT disposable kit demand up 38% from 2010 and 49% Q4 2011 over Q4 2010;

•	Entered into a new two-year Supply Agreement for INTERCEPT platelet and plasma kits with French National Blood Service;

•	Tender awarded and fulfilled for 19 new INTERCEPT illuminators in Russia;

•	Regulatory approval obtained in Israel for the INTERCEPT Blood System for both platelets and plasma.

ANTICIPATED MILESTONES:

•	2012 expected product revenue of between $34 and $36 million, representing approximately 11-18% year-over-year growth in U.S. dollars, or 20-25% year-over-year growth in constant currency;

•	Expansion of global INTERCEPT market through regulatory approvals and new distribution agreements;

•	Initiation of both acute and chronic anemia Phase III clinical trials for the INTERCEPT red blood cell system to support CE Mark approval in EU;

•

Submission of clinical protocol for review under the Special Protocol Assessment process with the U.S. Food and Drug Administration for treatment of chronic anemia using the INTERCEPT red blood cell system.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Cerus website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 47235284. The replay will be available approximately three hours after the call through March 13, 2012.

ADDITIONAL INFORMATION

The Company refers to projected product revenue growth rate in constant currency so that its anticipated results may be viewed without the impact of fluctuations in foreign currency exchange rates, thereby helping to facilitate period-to-period comparisons of its business performance. In order to compute its projected constant currency product revenue growth rate for 2012, the Company compares its anticipated product revenue for 2012 denominated in Euro to its product revenue denominated in Euro for 2011, rather than by conversion to U.S. dollars.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2012 revenues and growth rate, statements relating to potential regulatory approvals and new distribution agreements, and statements relating to the development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming clinical development and regulatory process, including the risks that Cerus may not reach agreement with the FDA on a clinical trial design for the INTERCEPT Blood System for red blood cells or may be unable to initiate planned clincial trials for the INTERCEPT Blood System for red blood cells in a timely manner or at all, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, intellectual property protection, the sufficiency of Cerus’ cash resources, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 3, 2011. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue
Product revenue	$9,896	$5,965	$30,602	$21,677
Government grants and cooperative agreements	527	496	2,442	1,432

Total revenue	10,423	6,461	33,044	23,109
Cost of product revenue	6,206	3,630	18,535	12,046

Gross profit	4,217	2,831	14,509	11,063
Operating expenses:
Research and development	1,562	1,419	7,178	5,195
Selling, general and administrative	5,938	5,913	23,053	21,577
Acquisition-related costs, net	—	—	—	182
Amortization of intangible assets	50	67	202	67

Total operating expenses	7,550	7,399	30,433	27,021

Loss from operations	(3,333)	(4,568)	(15,924)	(15,958)
Non-operating income (expense), net	(4,402)	2,120	(1,058)	(953)

Net loss	$(7,735)	$(2,448)	$(16,982)	$(16,911)

Net loss per common share:
Basic	$(0.16)	$(0.06)	$(0.35)	$(0.42)
Diluted	$(0.16)	$(0.06)	$(0.35)	$(0.42)
Weighted average common shares outstanding used for computing net loss per common share:
Basic	49,390	44,040	48,050	40,300
Diluted	49,390	44,040	48,050	40,300

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2010
Cash, cash equivalents, and short-term investments	$25,784	$30,009
Accounts receivable and other current assets	7,511	5,789
Inventories	6,444	5,957
Property and equipment, net	2,032	2,390
Goodwill and intangible assets	3,064	3,266
Other assets	532	756

Total assets	$45,367	$48,167

Accounts payable and accrued liabilities	$10,505	$9,243
Deferred revenue	111	248
Debt—current	2,519	1,747
Warrant liability	7,979	8,465
Debt—non-current	4,697	3,131
Other long-term liabilities	1,243	1,601

Total liabilities	27,054	24,435
Stockholders’ equity	18,313	23,732

Total liabilities and stockholders’ equity	$45,367	$48,167